Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Equity Incentive Plan, 2021 Executive Equity Incentive Plan, 2025 Equity Incentive Plan and 2025 Employee Stock Purchase Plan of Figma, Inc. of our report dated April 15, 2025, with respect to the consolidated financial statements of Figma, Inc. included in its Registration Statement (Form S-1 No. 333-288451) and related Prospectus for the registration of shares of its Class A common stock, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
July 31, 2025